EXHIBIT 1

SUBSIDIARIES HOLDING THE SECURITIES BEING REPORTED ON
BY THE PARENT HOLDING COMPANY

Philips Semiconductors Inc. 100% of the outstanding equity interests of Philips Semiconductors Inc. are beneficially owned by Koninklijke Philips Electronics N.V.